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This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined below). The Offer (as defined below) is made solely by the Offer to Purchase, dated November 3, 1998, and the related Letter of Transmittal, and is being made to all holders of
    Shares. The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. Purchaser (as defined below)
         may, in its discretion, however, take such action as it
          may deem necessary to make the Offer in any jurisdiction
           and extend the Offer to holders of Shares in such
            jurisdiction. In any jurisdiction where the securities,
             blue sky or other laws require the Offer to be made
              by a licensed broker or dealer, the Offer shall be
               deemed to be made on behalf of Purchaser by one
                or more registered brokers or dealers licensed
                    under the laws of such jurisdiction.

                     Notice of Offer to Purchase for Cash
               All Issued and Outstanding Shares of Common Stock
                                      of
                            Fluor Daniel GTI, Inc.
                                      at
                              $8.25 Net Per Share
                                      by
                         Tiger Acquisition Corporation
                         a wholly-owned subsidiary of
                              The IT Group, Inc.

    Tiger Acquisition Corporation, a Delaware corporation ("Purchaser"), which is a newly-formed, wholly-owned subsidiary of International Technology Corporation, a Delaware corporation doing business as The IT Group, Inc. ("Parent"), is offering to purchase all of the issued and outstanding shares of common stock, par value $.001 per share (the "Shares"), of Fluor Daniel GTI, Inc., a Delaware corporation (the "Company"), at a price of $8.25 per Share, net to each tendering stockholder in cash, without interest (the "Offer Price"), upon the terms and subject to the conditions set forth in the Offer to Purchase dated November 3, 1998 (the "Offer to Purchase") and in the related Letter of Transmittal (which, together with the Offer to Purchase, constitute the "Offer"). The Offer is being made pursuant to the terms of an Agreement and Plan of Merger (the "Merger Agreement"), dated as of October 27, 1998, by and among the Company, Purchaser, Parent and Fluor Daniel, Inc., a California corporation. The Merger Agreement provides, among other things, for the commencement of the Offer by Purchaser, and further provides that, following the purchase of Shares pursuant to the Offer and promptly after the satisfaction or, if permissible, waiver of certain other conditions, Purchaser will be merged with and into the Company (the "Merger"). The Company will continue as the surviving corporation after the Merger.

    ------------------------------------------------------------------------
    THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON WEDNESDAY, DECEMBER 2, 1998, UNLESS THE OFFER IS EXTENDED.
    ------------------------------------------------------------------------

    At the effective time of the Merger (the "Effective Time"), each Share (other than Shares held by Parent, Purchaser or any other direct or indirect subsidiary of Parent or Shares that are owned by the Company or any direct or indirect subsidiary of the Company, which will be canceled and retired without any payment with respect thereto, or Shares (the "Dissenting Shares") with respect to which the holder properly exercises such holder's appraisal rights in accordance with the Delaware General Corporation Law (collectively, the "Excluded Shares")), shall be converted into and become exchangeable for the Offer Price, and the Offer Price multiplied by the number of such Shares is the "Merger Consideration."
    At the Effective Time, all Shares, other than Dissenting Shares, shall be canceled and retired and shall cease to exist, and each certificate formerly representing any of such Shares (other than any Excluded Shares) shall thereafter represent only the right to receive the Merger Consideration.
    THE BOARD OF DIRECTORS OF THE COMPANY, ACTING ON THE UNANIMOUS RECOMMENDATION OF A SPECIAL COMMITTEE OF INDEPENDENT DIRECTORS (THE "SPECIAL COMMITTEE"), HAS UNANIMOUSLY DETERMINED THAT THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, ARE FAIR TO AND IN THE BEST INTERESTS OF THE STOCKHOLDERS OF THE COMPANY, HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, AND RECOMMENDS THAT THE STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.
    The Offer is conditioned upon, among other things, there being validly tendered prior to the Expiration Date and not withdrawn the Minimum Share Number (as defined in the Offer to Purchase) of Shares. The Offer is also conditioned on the satisfaction or waiver of certain other conditions, including receipt by Purchaser and the Company of certain governmental and regulatory approvals. Any determination concerning the satisfaction of such terms and conditions will be made by Purchaser in its good faith judgment and such determination will be final and binding on all tendering stockholders.
    Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment and pay for all of the Shares validly tendered pursuant to the Offer prior to the Expiration Date and not withdrawn in accordance with the provisions set forth in the Offer to Purchase. The term "Expiration Date" shall mean 12:00 Midnight, New York City time, on Wednesday, December 2, 1998, unless and until Parent, in its sole discretion (but subject to restrictions contained in the Merger Agreement), shall from time to time have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by Parent, shall expire.
    Parent reserves the right, in its sole discretion (but subject to the terms and conditions of the Offer to Purchase), to (i) from time to time extend the Offer for a period not to exceed ten (10) business days (as defined in the Offer to Purchase) after the previously scheduled Expiration Date of the Offer if at any scheduled Expiration Date any of the conditions to the Offer has not been satisfied or waived, (ii) extend the Offer for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission or the Staff thereof applicable to the Offer and (iii) extend the Offer for any reason on up to two (2) occasions in each case for a period of not more than five (5) business days (as defined in the Offer to Purchase) beyond the latest Expiration Date that would be otherwise permitted under clause (i) or (ii) of this sentence if on such Expiration Date there shall have been tendered more than the number of Shares sufficient to satisfy the Minimum Condition (as defined in the Offer to Purchase) but less than 90% of the Shares, provided the Purchaser agrees to permanently waive certain conditions, as set forth in the Offer to Purchase.
    If all of the conditions to the Offer are not satisfied on any scheduled Expiration Date of the Offer then, provided that all such conditions are reasonably capable of being satisfied prior to December 31, 1998, Parent shall extend the Offer from time to time (each such individual extension not to exceed ten (10) business days) until such conditions are satisfied or waived, provided that Parent shall not be required to extend the Offer beyond December 31, 1998.
    Any extension by Parent shall be effective by giving oral or written notice of such extension to BankBoston, N.A., as Depositary (the "Depositary"). During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the rights of a tendering stockholder to withdraw such stockholder's Shares. If Parent extends the Offer, or if Purchaser (whether before or after its acceptance for payment of Shares) is delayed in its payment for Shares or is unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may retain tendered Shares on behalf of Purchaser, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in the Offer to Purchase. However, the ability of Purchaser to delay payment for Shares that Purchaser has accepted for payment is limited by Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended (the "Exchange Act").
    In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after either (a)(i) a properly completed and duly executed Letter of Transmittal (or facsimile thereof), together with any required signature guarantees, or an Agent's Message (as defined in the Offer to Purchase) in connection with a book-entry delivery of Shares and any other required documents, has been timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase and (ii) either Share certificates for tendered Shares have been timely received by the Depositary at one of such addresses or such Shares have been timely delivered pursuant to the procedure for book-entry transfer set forth in the Offer to Purchase (and a Book-Entry Confirmation (as defined in the Offer to Purchase) timely received by the Depositary) or (b) the tendering stockholder has complied with the guaranteed delivery procedures set forth in the Offer to Purchase.
    Pursuant to the Merger Agreement, Parent may make any changes in the terms and conditions of the Offer, provided that, unless previously approved by the Special Committee and the Company's Board of Directors in writing, Parent may not (i) decrease the Offer Price, (ii) change the form of consideration payable in the Offer, (iii) reduce the maximum number of Shares to be purchased in the Offer, (iv) amend the conditions to the Offer set forth in the Merger Agreement to broaden their scope, (v) impose additional conditions of the Offer or amend any other term of the Offer in any manner adverse to holders of Shares or extend the Offer if all of the conditions to the Offer are satisfied or waived, or (vi) amend the Minimum Condition.
    Tenders of Shares made pursuant to the Offer will be irrevocable, except that Shares tendered may be withdrawn at any time prior to the Expiration Date, and, unless theretofore accepted for payment and paid for as provided herein, may also be withdrawn at any time on or after January 2, 1999. For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase. Any notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn as set forth on such Share certificates if different from the name of the person who tendered such Shares. If Share certificates have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share certificates, the serial numbers shown on such Share certificates must be furnished to the Depositary and, unless such Shares have been tendered by an Eligible Institution (as defined in the Offer to Purchase), the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been delivered pursuant to the procedures for book-entry transfer set forth in the Offer to Purchase, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility (as defined in the Offer to Purchase) to be credited with such withdrawn Shares and otherwise comply with such Book-Entry Transfer Facility's procedures for withdrawal, in which case a notice of withdrawal will be effective if delivered to the Depositary by any method of delivery described in the second sentence of this paragraph. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by Purchaser in its sole discretion, and its determination will be final and binding. No withdrawal of Shares will be deemed to have been properly made until all defects and irregularities have been cured or waived. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by following one of the procedures described in the Offer to Purchase at any time prior to the Expiration Date.
    The Company has provided Purchaser with the Company stockholder list, a nonobjecting beneficial owners list, and security position listings for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase and the Letter of Transmittal and other material relevant to the Offer will be mailed to record holders of Shares and furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.
    The information required to be disclosed by Rule 14d-6(e)(1)(vii) and Rule 13e-3(e)(1) of the General Rules and Regulations under the Exchange Act is contained in the Offer to Purchase and is incorporated herein by reference.
    The Offer to Purchase and the Letter of Transmittal contain important information which should be read carefully before any decision is made with respect to the Offer.
    Requests for copies of the Offer to Purchase, the Letter of Transmittal and other materials related to the Offer may be directed to the Information Agent as set forth below, and copies will be furnished promptly at Purchaser's expense. Questions or requests for assistance may be directed to the Information Agent.

                    The Information Agent for the Offer is:

                                   MACKENZIE
                                PARTNERS, INC.

                               156 Fifth Avenue
                           New York, New York 10010
                         (212) 929-5500 (Call Collect)
                                      or
                         CALL TOLL-FREE (800) 322-2885
November 3, 1998

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